Exhibit 10.1
CORNERSTONE OnDEMAND, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is effective on November 28, 2017 (the “Effective Date”) by and between Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), and Jeffrey Lautenbach (“Executive”).
RECITALS
WHEREAS, the Company wishes to retain the services of Executive and Executive wishes to commence employment with the Company on the terms and subject to the conditions set forth in this Agreement;
NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:
1.Duties and Scope of Employment. Starting on or about January 2, 2018, with the actual date to be mutually agreed by the parties (the “Start Date”), Executive will serve as the Company’s President, Global Field Operations. Executive shall have the authority generally allowed to persons discharging the duties of such positions. Executive shall perform his duties faithfully and satisfactorily to the performance standards reasonably expected of a person in such positions. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer. Executive will devote substantially his full business efforts and time to the performance of Executive’s duties hereunder, provided however, that Executive may serve on outside board positions that are not competitive with the Company subject to the requirement that such service on outside boards of directors does not materially interfere with Executive’s performance of his duties under this Agreement and the Company’s Board of Directors (the “Board”) approves such board membership (which will not be unreasonably withheld). Executive’s principal place of employment shall be at his home, but Executive shall travel to the Company’s offices located in Santa Monica, California as often as required to perform Executive’s duties and/or as requested by the Company’s Chief Executive Officer.
2.At-Will Employment. Subject to the terms hereof, Executive’s employment with the Company will be “at-will” employment and may be terminated by Company at any time with or without cause or with or without notice. However, as described in the Change of Control Severance Agreement (the “CoC Agreement”) to be entered into between Executive and the Company, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment, subject to the terms and conditions of the CoC Agreement.
3.Term of Agreement. Subject to Section 2, this Agreement will have an initial term of three (3) years, commencing on the Start Date (the “Initial Term”). On the third anniversary of the Start Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control (as defined in the CoC Agreement) occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” as defined in and in accordance with Section 6(g) of the CoC Agreement has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in Section 6(g) of the CoC Agreement) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period. If Executive becomes entitled to benefits under Section 3 of the CoC Agreement during the term of this Agreement, this Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
4.Compensation.
(a)Base Salary. Executive shall receive an annual base salary of $400,000 (“Base Salary”) payable in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and any adjustments will be made based upon the Company’s normal performance review practice.

(b)Performance Bonus. Executive will be eligible for an annual performance bonus with a target level of 100% of Base Salary based upon performance criteria as established by the Compensation Committee of the Board (the “Compensation Committee”) and subject to the terms and conditions of the Company’s executive bonus plan for the applicable fiscal year. Any earned bonus will be paid as soon as practicable after the Board or the Compensation Committee determines that the bonus has been earned, but in no event will the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.
(c)First-Year Bonus. During the first year of Executive’s employment only, separate from and in addition to any performance bonus described in Section 4(b) above, Executive will be eligible receive a bonus of $80,000, paid in four quarterly payments of $20,000 each, subject to Executive’s continued employment by the Company through each applicable three-month anniversary of his Start Date, and subject further to any applicable tax withholding. Any such amounts will be paid on the first scheduled payroll date following the applicable quarterly vesting date.
(d)Equity Awards.
(i)Restricted Stock Units. Subject to approval of the Compensation Committee, following the Start Date, Executive will be granted an award of restricted stock units based on a target value of two million two hundred thousand dollars ($2,200,000) (the “Initial RSU Award”) pursuant to the terms of the Company’s 2010 Equity Incentive Plan (the “Equity Plan”). A portion of the Initial RSU Award may be performance-based, provided that: (i) both the proportionality of performance-based units to time-based units and the performance metrics for the performance-based units are generally consistent with grants made to other senior executives of the Company; and (ii) the vesting period for the Initial RSU Award does not exceed four (4) years. The Initial RSU Award will be subject to the terms and conditions of the Equity Plan and to a restricted stock unit agreement consistent with the terms of this Agreement by and between Executive and the Company (each, an “RSU Agreement”), each of which documents are incorporated herein by reference.
(ii)Additional Future Equity Awards. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards covering shares of Company common stock pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants. The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.Other Benefits. Executive shall be entitled to participate in executive benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
6.Vacations; Holidays, Sick Days. Executive shall be entitled to annual paid vacation, paid holidays, and paid sick leave in accordance with the Company’s applicable policies, which may change from time to time.
7.Expenses. The Company will reimburse Executive for standard business expenses pursuant to the Company’s standard policies in effect from time to time. In the event that any expense reimbursements are taxable to Executive, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from “Section 409A” (as defined below) is specified in the Company’s expense reimbursement policy.
8.Change of Control Agreement. Subject to approval by the Compensation Committee, Executive and the Company will enter into the CoC Agreement in substantially the form presented to Executive concurrently with this Agreement, and such document is incorporated herein by reference.
9.Section 409A. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A (as defined below) so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted to be so exempt or so comply. In no event will the Company reimburse Executive for any taxes imposed or other costs incurred as a result of Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any state law equivalent.

10.Proprietary Information and Inventions Agreement. Executive agrees to enter into the Company’s standard Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), which agreement is incorporated herein by reference.
11.No Conflict. Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.
12.Miscellaneous.
(a)Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of law provisions).
(b)Assignment. This Agreement and all rights hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries or to any successor-in-interest by virtue of a reorganization, merger or other form of business combination, provided, that such assignment will not relieve the Company of its obligations hereunder. Any attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
(c)Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: General Counsel
Cornerstone OnDemand, Inc.,
1601 Cloverfield Blvd., Suite 620
Santa Monica, CA 90404
If to Executive:
at the last residential address known by the Company
(d)Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, including that Executive is waiving his right to a jury trial, and is knowingly and voluntarily entering into this Agreement.
(e)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
(f)Integration. This Agreement, along with the documents incorporated by reference herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company and Executive.
(g)Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this agreement or the Confidentiality Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidentiality Agreement.
(h)Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
(i)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(j)Counterparts. This Agreement may be executed in counterparts, PDF or facsimile, each an original and each having the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.
COMPANY:
Cornerstone OnDemand, Inc.
By: /s/ Adam Miller
Adam Miller, Chief Executive Officer
EXECUTIVE:
/s/ Jeffrey Lautenbach
Jeffrey Lautenbach

[Signature Page to Employment Agreement]

Exhibit A
Form of Employee Confidentiality, Non-Disclosure, Non-Recruiting, and Assignment of Inventions Agreement